Exhibit 4.4

AMENDMENT NO. 1
TO
PLEDGE AND SECURITY AGREEMENT

This Amendment, dated January 26, 2012 is delivered pursuant to Section 4.4 of the Agreement referred to below.  All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Agreement.  The undersigned hereby certifies that the representations and warranties in Article III of the Agreement are and continue to be true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such date.  The undersigned further agrees that this Amendment may be attached to that certain Pledge and Security Agreement, dated February 4, 2011, between the undersigned, as the Grantors, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as trustee and Note Collateral Agent (the “Agreement”) and that the Collateral listed on Schedule I to this Amendment shall be and become a part of the Collateral referred to in said Agreement and shall secure all Secured Obligations referred to in said Agreement.

WESTMORELAND COAL COMPANY, a Delaware corporation

By: /s/ Jennifer S. Grafton Name: Jennifer S. Grafton Title: General Counsel and Secretary